Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

ABBVIE INC.,

SCOUT MERGER SUB, INC.

and

SOLITON, INC.

Dated as of May 8, 2021

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 8, 2021 (this “Agreement”), is by and among AbbVie Inc., a Delaware corporation (“Parent”), Scout Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Soliton, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of a committee of the Board of Directors of the Company (the “Strategic Alternatives Committee”), has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions advisable, and (iv) resolved to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has unanimously duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement by written consent immediately following execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Remeditex Ventures LLC, Walter V. Klemp and Christopher Capelli, each as a holder of shares of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), has delivered to Parent and Merger Sub a support agreement (the “Support Agreement”), dated as of the date hereof, providing that such stockholder has, among other things, agreed to (i) vote all the shares of Company Common Stock beneficially owned by it in favor of the adoption and approval of this Agreement and approval of the Merger, and (ii) support the Merger and the other Transactions, each on the terms and subject to the conditions set forth in the Support Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Transactions

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the date that is three business days following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of those conditions at such time), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company (the “Closing Date”).

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement, the Certificate of Merger and as set forth in the applicable provisions, including Section 259, of the DGCL.

SECTION 1.05. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read in its entirety as set forth in Exhibit A attached hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06 hereof). The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.06. Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;

Equity-Based Awards

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub as of immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) Appraisal Shares to be treated in accordance with Section 2.07 and (ii) shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be converted automatically into and shall thereafter represent only the right to receive $22.60 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or non-certificated shares of Company Common Stock held in book entry form (each, a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book Entry Share in accordance with Section 2.02(b).

SECTION 2.02. Exchange of Certificates and Book Entry Shares.

(a) Paying Agent. No less than ten business days prior to the mailing of the Proxy Statement, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in short-term direct obligations of the United States of America or short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the Exchange Fund held by the Paying Agent for purposes of paying the Merger Consideration, and any amounts in excess of the aggregate amount of the Merger Consideration payable pursuant to Section 2.01 shall be returned to the Surviving Corporation in accordance with Section 2.02(e). Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures. Promptly after the Effective Time (but in no event later than three business days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock (other than the shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, in the case of Certificates, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book Entry Shares) as Parent and the Company may reasonably agree in writing prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c). Upon (A) surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent) or (B) in the case of Book Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of the shares of Company Common Stock represented by such Certificate or such Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or such Book Entry Share, and the Certificate or Book Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares of Company Common Stock represented by such Certificate or such Book Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable, and (z) the respective holder and the Person requesting such payment represents and agrees that it is the beneficial owner of such Merger Consideration for all Tax purposes. Until surrendered as contemplated by this Section 2.02, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or such Book Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed with respect to, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of, the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that represented ownership of shares of Company Common Stock and Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.03. Equity-Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions and take such other lawful actions that do not involve the payment of any consideration as may be required to provide that, immediately prior to the Effective Time:

(i) by virtue of the Merger and without any action on the part of the holder thereof, each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each share of Company Common Stock underlying such Company Stock Option, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the excess of (A) the Merger Consideration over (B) the per share exercise price that would be due in cash upon exercise of such Company Stock Option (the “Stock Option Consideration”); and

(ii) by virtue of the Merger and without any action on the part of the holder thereof, (A) each Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time, whether vested, unvested or otherwise subject to forfeiture, shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each share of Company Common Stock underlying such Company Restricted Stock Unit Award, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the Merger Consideration (the “Restricted Stock Unit Consideration”) and (B) each Company Restricted Share that is outstanding immediately prior to the Effective Time shall automatically become fully vested (and all restrictions with respect thereto shall lapse) and thereafter shall terminate and be automatically converted into the right to receive, as the sole consideration in respect of such terminated Company Restricted Share, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the Merger Consideration; and

(iii) Parent and its Affiliates shall have no liability with respect to the Company Stock Options, Company Restricted Stock Unit Awards or Company Restricted Shares, other than for payment as set forth above in clause (i), as it relates to the Company Stock Options, and clause (ii), as it relates to the Company Restricted Stock Unit Awards and Company Restricted Shares, of this Section 2.03.

SECTION 2.04. Payments with Respect to Equity-Based Awards. Promptly after the Effective Time (but in any event, no later than the second (2nd) payroll date after the Effective Time), the Surviving Corporation shall pay through its or its Affiliate’s payroll systems the Stock Option Consideration and Restricted Stock Unit Consideration due pursuant to Section 2.03.

SECTION 2.05. Warrants. By virtue of the Merger and without any action on the part of the holder thereof, each Company Warrant, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and automatically converted into solely the right to receive, in full settlement for each share of Company Common Stock underlying such Company Warrant, without interest and subject to deduction for any required withholding or deduction under applicable Law, an amount in cash from Parent or the Surviving Corporation equal to the excess of (A) the number of shares of Company Common Stock subject to such Company Warrant multiplied by the Merger Consideration over (B) the number of shares of Company Common Stock subject to such Company Warrant multiplied by the per share exercise price of such Company Warrant. Promptly after the Effective Time (but in any event, no later than three business days thereafter), the Surviving Corporation shall pay the amounts due pursuant to this Section 2.03 (subject to deduction for any required withholding under applicable Law). Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other lawful actions, including pursuant to the terms of any agreement underlying such Company Warrant, as may be required to provide for the treatment of the Company Warrants as described in this Section 2.03.

SECTION 2.06. Adjustments. If between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

SECTION 2.07. Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon. To the extent any amounts are withheld under this Section 2.07 and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made to the extent permitted by applicable Law.

(b) The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (as well as attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal), and Parent shall have the right to participate in, and after the Effective Time, direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.08. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Corporation, their respective Affiliates, and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or non-U.S. Tax Law. To the extent amounts are so withheld or deducted and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article III to which it corresponds in number and each other section or subsection of this Article III to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) expressly disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available after December 31, 2019 and prior to the date of this Agreement (the “Filed SEC Documents”), other than any cautionary or forward-looking information in any such Filed SEC Document, including information contained in the “Risk Factors” or “Forward-Looking Statements” sections thereof (provided that nothing disclosed in the Filed SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.01 (Organization; Standing), Section 3.02 (Capitalization), Section 3.03(a) and (b) (Authority; Noncontravention), clause (b) of Section 3.06 (Absence of Certain Changes), and Section 3.23 (Opinion of Financial Advisor)):

SECTION 3.01. Organization; Standing. The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Charter Documents, and each is in full force and effect on the date of this Agreement. The Company has no Subsidiaries.

SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on May 6, 2021 (the “Capitalization Date”), (i) 21,378,830 shares of Company Common Stock were issued and outstanding, including 91,680 Company Restricted Shares, (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) 1,198,725 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, (iv) 4,266,275 shares of Company Common Stock were subject to Company Stock Options (which have a weighted average exercise price of $4.98 per share), (v) 200,000 shares of Company Common Stock were subject to outstanding Company Restricted Stock Unit Awards, and (vi) 1,114,608 shares of Company Common Stock were subject to outstanding Company Warrants (which have a weighted average exercise price of $13.12 per share). Since the Capitalization Date through the date hereof, the Company has not (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscription, options, warrants, rights, puts, calls, stock appreciation rights, restricted or performance stock units, phantom stock or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (including any Indebtedness of the Company having the right to vote or convertible into, or exchangeable for, securities having the right to vote) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, option, warrant, right, puts, calls, stock appreciation rights, restricted or performance stock units, phantom stock, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other outstanding obligations by the Company to make any payments based on the price or value of any Company Security. There are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or Company Warrants or the forfeiture or withholding of taxes with respect to Company Stock Options, or Company Restricted Stock Unit Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, call or rights of first refusal or similar rights with respect to any Company Securities. The Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock issued upon exercise of Company Stock Options or Company Warrants will be when issued, duly authorized and validly issued and are or will be, as applicable, fully paid, nonassessable and free of preemptive rights or similar right. Each Company Stock Option is in compliance in all material respects with all applicable Laws, and the per share exercise price of each Company Stock Option is equal to or greater than the fair market value of the underlying Company Common Stock on the date of grant.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of all incentive equity awards, including: (i) each outstanding Company Stock Option, including the name of the holder of such Company Stock Option, the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option, the exercise price with respect thereto, the applicable grant date and expiration date thereof, and the applicable vesting schedule with respect thereto, (ii) each outstanding Company Restricted Stock Unit Award, including the name of the holder of such Company Restricted Stock Unit Award, the number of shares of Company Common Stock underlying such Company Restricted Stock Unit Award, the applicable grant date thereof, and the applicable vesting schedule and/or forfeiture conditions with respect thereto, (iii) each outstanding Company Restricted Share award, including the name of the holder of such Company Restricted Share award, the number of Company Restricted Shares subject to the award, the applicable grant date thereof, and the applicable vesting schedule and/or forfeiture conditions with respect thereto, and (iv) each outstanding Company Warrant, including the name of the holder of such Company Warrant, the number of shares of Company Common Stock issuable upon exercise of such Company Warrant, the exercise price with respect thereto, and the applicable execution date and expiration date thereof.

SECTION 3.03. Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to perform its obligations hereunder and, assuming that the Transactions are consummated in accordance with the DGCL, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming that the Transactions are consummated in accordance with the DGCL and the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.09, the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) The Board of Directors of the Company, acting upon the unanimous recommendation of the Strategic Alternatives Committee, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”), and (iv) assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.09 are correct, taking all necessary actions so that the restrictions in Takeover Laws are not applicable to the Company, Parent, Merger Sub or their Affiliates or their Subsidiaries, or this Agreement or the Transactions, which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, does or will (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Stockholder Approval are obtained prior to the Effective Time, as applicable, and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, as applicable, (x) violate any Law or Judgment applicable to the Company in any material respect, (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) or otherwise give rise to increased rights or rights of purchase under or accelerate the performance required by the Company under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement or understanding that is legally binding (each, a “Contract”) to which the Company is a party or accelerate the Company’s obligations under any such Contract, in each case in any material respect or (z) result in the creation of any Lien (other than any Permitted Lien) on any material properties or assets of the Company, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Governmental Approvals. Except for (a) the filing with the Securities and Exchange Commission of a proxy statement relating to the Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) by the Company, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”), (b) compliance with the rules and regulations of the NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with or furnished to the SEC, all material reports, schedules, forms, statements and other documents required to be filed by the Company with or furnished by the Company to the SEC pursuant to the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act since February 15, 2019 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). Since February 15, 2019, subject to any applicable grace periods, the Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act.

(c) The Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected or reserved against on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2020 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has established and maintains, and at all times since February 15, 2019 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Since February 15, 2019, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and has not, since February 15, 2019, received any notice from NASDAQ asserting any material noncompliance with such requirements.

SECTION 3.06. Absence of Certain Changes. Since December 31, 2020 through the date of this Agreement (a) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company has been carried on and conducted in the ordinary course of business in all material respects (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 or any COVID-19 Measures to the extent such modifications, suspensions and/or alterations of operations have not had a material adverse impact on the Company’s operations) and (b) there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2020 to the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in Section 5.01(b).

SECTION 3.07. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, there is no, and has not been since January 1, 2018, any (i) pending or, to the Company’s Knowledge, threatened legal or administrative claim, audit, arbitration, proceeding, suit, charge, claim, complaint, arbitration or action (an “Action”) by or against the Company, (ii) outstanding order, judgment, injunction, ruling, writ, stipulation, settlement, award, finding, determination or decree of any Governmental Authority (a “Judgment”) imposed upon the Company, in each case, by or before any Governmental Authority, (iii) settlements of any Actions to which the Company is a party or by which any of its assets are bound or (iv) to the Company’s Knowledge, investigation or review pending or threatened by any Governmental Authority with respect to the Company.

SECTION 3.08. Compliance with Laws; Permits. The Company is, and since January 1, 2018 has been, in compliance, in all material respects, with all laws (whether foreign, federal, state, provincial, local, municipal, multinational common or otherwise), statutes, treaties, directives, ordinances, codes, acts, constitutions, conventions, executive orders, decrees, notices, rules or regulations or other similar requirements enacted, adopted, promulgated or applied by an Governmental Authority (collectively, “Laws”) and Judgments applicable to the Company. The Company holds and is in compliance in all material respects with all Healthcare Permits, Regulatory Authorizations, licenses, franchises, permits, consents, ratifications, waivers, exemptions, concessions, variances, registrations, clearances, certificates, approvals and other authorizations issued from a Governmental Authority (other than Regulatory Authorizations, which are the subject of Section 3.20) (collectively, “Permits”) necessary for the lawful conduct of its business as currently conducted.

SECTION 3.09. Tax Matters.

(a) The Company has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income and other material Tax Returns required to be filed by the Company, and all such filed Tax Returns are true, correct, accurate and complete in all material respects.

(b) All income and other material Taxes of the Company (whether or not shown to be due on such Tax Returns) have been timely paid in full.

(c) No federal, state, local or non-U.S. Tax audits or examinations or administrative or judicial Tax proceedings or, to the Company’s Knowledge, Tax investigations, are being conducted or pending, and the Company has not received written notice of any audits, examinations, investigations, proposed adjustments or other proceedings from any taxing authority. No claim has been made in writing by any taxing authority (or other than in writing to the Company’s Knowledge) in a jurisdiction where the Company does not file Tax Returns that the Company or is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction in any taxable period.

(d) There are no Liens for Taxes on any of the assets of the Company other than Liens for Taxes that are not yet delinquent.

(e) The Company has not been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two-year period ending on the date of this Agreement that was intended to qualify for tax-free treatment under Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign Law).

(f) The Company (i) has not been a member of an affiliated group of corporations filing a consolidated, combined, unitary or similar Tax Return, (ii) is not a party to, or bound by, or has any obligation under, any Tax sharing, allocation or indemnification agreement other than customary Tax indemnity provisions contained in any commercial agreements entered into in the ordinary course of business that do not have a principal purpose of addressing Tax matters, (iii) has not entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. law), offer in compromise, ruling, technical advice memorandum or any similar agreement or ruling, in each case with or issued by any taxing authority with respect to Tax matters that will have continued application to the Company following the Closing or (iv) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as an agent, transferee or successor or by reason of Contract or operation of Law.

(g) With respect to any tax years of the Company open for audit as of the date hereof, the Company has not waived any statute of limitations in respect of Taxes or agreed or requested to any extension of time with respect to an assessment or deficiency for Taxes, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case that remains in effect.

(h) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or foreign law).

(i) The Company has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor or other third party. Section 3.09(i) of the Company Disclosure Letter sets forth the amount of any Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company to any employee or individual service provider but have been deferred as permitted under the CARES Act. The Company has not deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States).

(j) The Company has, to the extent applicable, (i) properly complied with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not sought and do not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, in each case, in all material respects.

(k) There are no requests for rulings or determinations in respect of Taxes pending between the Company and any taxing authority.

(l) The Company is (and has been since the time of its original formation) treated as a corporation for U.S. federal (and applicable state and local) Tax purposes.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date; (ii) intercompany transactions occurring prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Tax Law); (iii) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition (other than in the ordinary course of business) made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued, in each case other than in the ordinary course of business, on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) gain recognition agreement as defined in Treasury Regulation Section 1.367(a)-8.

(n) The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(o) All material sales, use, value added, and similar Taxes have been properly collected and remitted with respect to all sales made by the Company to its customers in all material respects, and the Company is properly registered for such Taxes in all applicable jurisdictions as required by Tax Laws.

(p) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) The Company is not a party to any joint venture, partnership or other arrangement or contract which is properly classified as a partnership for Tax purposes.

(r) The Company does not, nor has it ever had (during any taxable period), any place of business or permanent establishment in any jurisdiction outside the United States.

(s) The Company is not, and has not been, a United States shareholder, within the meaning of Code Section 951(b), of any Subsidiary or the direct shareholder of any passive foreign investment company, within the meaning of Code Section 1297(a).

SECTION 3.10. Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan by jurisdiction. With respect to each such material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the current plan document or a written description or summary thereof if such plan is not in writing, including all amendments and attachments thereto, (ii) the most recent financial statements, actuarial valuation report and annual report on Form 5500 as filed with the IRS, (iii) the most recent IRS determination, advisory or opinion letter received, (iv) the most recent summary plan description, including all summaries of material modifications thereto and (v) each related insurance Contract, trust or other funding vehicle or a written description or summary thereof if such Contract, trust or other funding vehicle is not in writing.

(b) Each Company Plan has been established, maintained, administered, operated and funded in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code. With respect to each Company Plan, all payments, premiums, contributions, distributions and reimbursements that are due for all periods ending prior to or as of the Effective Time have been, in all material respects, made timely. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has timely received a favorable advisory or determination letter from the IRS that it is currently entitled to rely upon or is entitled to rely upon a favorable opinion letter issued by the IRS, and nothing has occurred that would reasonably be expected to adversely affect the qualification of any such Company Plan. With respect to each Company Plan, (i) there are no pending, or to the Company’s Knowledge, threatened or anticipated Actions (other than routine claims for benefits) by, on behalf of or against or relating to any Company Plan or any trust related thereto, (ii) no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Company’s Knowledge, anticipated or threatened and (iii) no act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company, to any material fine, penalty, Tax or other liability imposed under ERISA, the Code or other applicable Law. The Company has not incurred any material liability (whether or not assessed) for Taxes or penalties under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) No Company Plan is, and the Company does not sponsor, maintain, contribute to, have any obligation to contribute to, or have any current or contingent liability or obligation (including on account of at any time being considered a single employer under Section 414 of the Code with any other Person) with respect to or under: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or Section 210 of ERISA. No Company Plan is a multiple employer plan as described in Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company has no current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) No Company Plan provides, and the Company does not have any obligation to provide, benefits or coverage in the nature of health, welfare, life or disability insurance following retirement or other termination of employment or service or ownership, other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other similar state applicable Law and for which the recipient pays the full premium cost of coverage.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event (including any termination of employment on or following the Effective Time), (i) entitle any current or former director, officer, employee or other individual service provider of the Company to any compensation, severance pay, unemployment compensation or any other payment (whether in the form of cash, property or the vesting of property) or benefit, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any such current or former director, officer, employee or other individual service provider of the Company, (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan (through a grantor trust or otherwise), (iv) result in any “disqualified individual” receiving any “excess parachute payment” (each such term as defined in Section 280G of the Code) or (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(f) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance of the Department of Treasury and the Internal Revenue Service, and no amount under any such Company Plan has been, is or is reasonably expected to be subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(g) The Company is not a party to or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment for any Taxes, interest or penalties, including those imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Law relating to Tax).

SECTION 3.11. Labor Matters.

(a) The Company is not a party to or bound by any CBA or other Contract or arrangement with, and no employee of the Company is represented by, any labor union, works council or other labor organization. To the Company’s Knowledge, there are, and since January 1, 2018 have been, no activities or proceedings of any labor organization or employee to organize any employees of the Company. Since January 1, 2018, no demand for recognition as the bargaining representative of any employees has been made by or on behalf of any labor organization or group of employees.

(b) There is, and since January 1, 2018 has been, no pending or, to the Company’s Knowledge, threatened strike, lockout, slowdown, work stoppage, picketing, hand billing, unfair labor practice charge, labor-related arbitration, material grievance, or other material labor dispute against or affecting the Company. Since January 1, 2018, the Company has not taken any action that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”).

(c) The Company is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(d) To the Company’s Knowledge, no current employee with annual base compensation in excess of $160,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(e) Since January 1, 2018, no employee of the Company with a title of director or above has been the subject of any sexual harassment, sexual misconduct, sexual assault or other similar allegations during his or her tenure at the Company, and neither the Company nor any employee of the Company with a title of director or above has entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment, sexual misconduct, sexual assault or other similar allegations. The Company does not reasonably expect any material liability with respect to any such allegations and is not aware of any allegations relating to officers, directors or supervisory-level employees of the Company, that, if known to the public, would bring the Company into material disrepute.

SECTION 3.12. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been since January 1, 2018 in compliance with all applicable Laws and Judgments relating to public or workplace safety or health, pollution or protection of the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, hazardous materials, substances or wastes as the foregoing are enacted or in effect on or prior to the date of this Agreement (“Environmental Laws”), and the Company has not received any written notice since January 1, 2018 alleging that the Company is in violation of any Environmental Law, (b) the Company possesses and is, and since January 1, 2018 has been, in compliance with all Permits required under Environmental Laws for the operation of its business as currently conducted, (c) there is no Action under or pursuant to any Environmental Law or Permit relating to environmental matters that is pending or, to the Company’s Knowledge, threatened against the Company, (d) the Company has not become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company arising under Environmental Laws, (e) the Company has not released, disposed or arranged for disposal of, transported, or exposed any Person to any substance, or owned or operated any property or facility contaminated by any substance, in each case so as to give rise to liability under any Environmental Law, and (f) to the Company’s Knowledge, the Company has not assumed, provided an indemnity with respect to or become subject to any liability of any other Person relating to any Environmental Law.

SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) IP Registrations that are included in the Company Owned IP and (ii) IP Registrations that are exclusively in-licensed by the Company (collectively, the “Company Registrations”) which, in each case, specifies, as applicable, the owner(s) (including any co-owner(s)), application and patent or other registration numbers and dates, title and jurisdiction, and, if the owner is not the Company, the corresponding license agreement(s) pursuant to which the Company has the right to use such IP. To the Company’s Knowledge, each Company Registration is subsisting and in full force and effect is valid and enforceable.

(b) The Company solely owns all right, title and interest in and to all material Company Owned IP, free and clear of all Liens (other than Permitted Liens), and has the right to use, pursuant to a valid and enforceable license agreement, all other material IP used or held for use in, the conduct of the business of the Company as currently conducted (collectively, the “Company IP”) and, to the Company’s Knowledge, the Company IP constitutes all IP necessary for the exercise of the Covered Rights. As of the Closing, the Company shall own or have the right to use all Company IP on the same terms and conditions pursuant to which the Company owned or had the right to use such Company IP immediately prior to Closing. No material Company Owned IP is subject, in any material respect, to any outstanding consent or Judgment or is subject to any exclusive or other material option or similar contingent right or joint ownership interest.

(c) With respect to each Company Registration, the Company has not received notice of any inventorship challenge, opposition, cancellation, inter partes review, derivative proceeding, re-examination (including supplemental re-examination), nullity, post-grant review, interference, or invalidity or unenforceability action or other material proceeding before any Governmental Authority, and to the Company’s Knowledge, none have been threatened. With respect to each Patent included in the Company Registrations, (i) the Company and, to the Company’s Knowledge, any Company Licensor or other Person associated with the filing or prosecution of any such Patent, has complied in all material respects with all applicable Laws in connection with the filing and prosecution of such Patent, including the duty of candor to the U.S. Patent and Trademark Office; (ii) to the Company’s Knowledge, all listed inventors of such Patent are the sole inventors of such Patents (including as the term “inventor” is defined and interpreted under U.S. patent law) and have irrevocably assigned all right, title and interest in and to such inventions and Patents to the Company, or to the third party that has assigned such inventions and Patents to the Company (or, if any such inventions or Patents are exclusively licensed to the Company, then to the Company Licensor), and all third parties that assigned such inventions and Patents to the Company have irrevocably assigned all right, title and interest in and to such inventions and Patents to the Company; and (iii) to the Company’s Knowledge, all inventor and other assignments of any such inventions and Patents (including from any collaborators or other third parties) to the Company (or, if exclusively licensed to the Company, to the Company Licensor) have been properly executed pursuant to a valid and enforceable assignment agreement and recorded with the applicable Governmental Authority in accordance with applicable Laws, and no such assignments (including the inventions or Patents covered therein) are subject to any options or similar contingent rights or joint ownership interests or any other encumbrances.

(d) To the Company’s Knowledge, since January 1, 2015, neither the Company (including through any Company Employee/Contractor), nor the conduct of the Company’s business (including the exercise of any Covered Rights), is or was (or will be, to the Company’s Knowledge, through the exercise of the Covered Rights as currently contemplated) infringing, misappropriating or otherwise violating the IP of any other Person. Since January 1, 2015, the Company has not (and, to the Company’s Knowledge, no Company Licensor has)

received any complaint, notice or other communication, or is or was a party to any Action, involving, in any material respect, any (i) allegation that the Company (including through any Company Employee/Contractor) or the conduct of the its business is or was, or through the exercise of any Covered Rights will be, infringing, misappropriating or otherwise violating any IP of any other Person (including any demand from any Person to take a license or refrain from using any IP) or (ii) challenge to the ownership, use, validity, enforceability, patentability or registerability of any Company Owned IP, and with respect to each of the foregoing clauses (i) and (ii), to the Company’s Knowledge, there is no reasonable basis for any such Action and none has been threatened. With respect to any written communications received by the Company since January 1, 2015 making the Company aware of certain IP, alleging that the Company is infringing IP of another Person, or offering an unsolicited license to IP of another Person, the Company has reasonably investigated the allegations or IP identified in such communication, and determined that the Company does not infringe the Patents identified in the communication. The representations and warranties set forth in this Agreement shall be read without any application of 35 U.S.C. §271(e)(1) (the statutory research exemption) or any other similar Laws, in each case to the same extent as if such Laws have no force or effect or do not exist.

(e) Since January 1, 2015, the Company has not filed any Actions against any Person alleging, in any material respect, any misappropriation, infringement or other violation by any Person of any Company IP, and, to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company IP in any material respect. The Company has the sole and exclusive right to bring an Action against any other Person for past, present or future infringement, misappropriation or other violation of any Company Owned IP.

(f) The Company has taken reasonable and necessary measures to protect, maintain and enforce the Company Owned IP (including to maintain the confidentiality and value of its material confidential information), including by requiring each Company Employee/Contractor (and to the Company’s Knowledge, each Company Licensor has required each Licensor Employee/Contractor) involved in any material respect in the conception, reduction to practice, or other creation of any IP to enter into valid and enforceable written agreements (each, an “Employee/Contractor IP Agreement”) with the Company (or, as applicable, such Company Licensor), pursuant to which such Person is bound to maintain and protect the confidential information of the Company (or, as applicable, such Company Licensor) and assign to the Company (or, as applicable, such Company Licensor) sole ownership of all IP conceived, reduced to practice or otherwise created by such Person in the course of such Person’s employment or other engagement with the Company (or, as applicable, such Company Licensor with respect to any IP exclusively licensed to the Company by such Company Licensor), all in accordance with all applicable Laws.

(g) No academic institution, research center, international organization or Governmental Authority or any Person working for or on behalf of any of the foregoing entities (collectively, “Academic/Governmental Persons”) has, or would reasonably be expected to have, any right, title or interest (including any “march in” or co-ownership rights) in or to any Company Owned IP or any other IP conceived, reduced to practice or otherwise created by or on behalf of the Company, including any claim or option to any of the foregoing. No funding, IP, facilities, personnel or other resources of an Academic/Governmental Person has been used in connection with any research or development activities conducted by or on behalf of the Company, including with respect to any product(s) of the Company, or the conception, reduction to practice other creation of any Company IP.

(h) The consummation of the Transactions will not materially impair any right, title or interest of the Company in or to any Company IP or Company Systems.

SECTION 3.14. Data Protection; Company Systems. (a) Since January 1, 2018, the Company: (i) is, and has been, in compliance in all material respects with applicable Data Privacy and Security Requirements, including in connection with any preclinical and clinical trials and otherwise relating to the collection, storage, sharing, transfer, disposition or protection of any PII in the Company’s control; (ii) has not been subject to any material Security Incident or been required to provide notice under Data Privacy and Security Requirements to any other Person; (iii) has taken commercially reasonable actions and implemented policies and procedures consistent, in all material respects, with those common in the medical device industry; (iv) has not received, or, to the Company’s Knowledge, otherwise been subject to, any complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Authority) regarding any violation of applicable Data Privacy and Security Requirements. The Company has not received any written, or to the Company’s Knowledge, oral notices, correspondence or other communications from any Person alleging or threatening noncompliance by the Company of any of the foregoing in any material respect. To the Company’s Knowledge, the consummation of the Transactions will not violate any applicable Data Privacy and Security Requirement in any material respect.

(b) (i) The Company Systems are in good working order and sufficient for the current conduct of the business of the Company in all material respects, and (ii) the Company has purchased a sufficient number of license seats, and scope of rights, for all material third party software used by the Company for its business as currently conducted and has complied in all material respects with the terms of the corresponding agreements. The Company has taken commercially reasonable actions designed to protect the security and integrity of the Company Systems. To the Company’s Knowledge, since January 1, 2018, there have been no material unauthorized intrusions or other material security breaches, or material failures or breakdowns that have not been remedied or contained in all material respects, with respect to the Company Systems.

(c) The Company owns, and has possession of or control over, all of the Company’s material PII and pre-clinical, clinical and other similar material data and information, including any databases containing any such data and information, and such data and information (i) is located at the Company’s premises (excluding cloud-based or SaaS-based hosting and storage platforms) and in the Company Systems and is generally available and accessible to the Company and is stored and backed-up on a regular basis, and (ii) will be owned, in the possession and control of, and available for use, in the same manner as such data and information is currently used by the Company, by, Parent and its Affiliates (including the Company), immediately following the Closing Date, free and clear of any restrictions, limitations or obligations. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company has obtained all consents and approvals that may be necessary to use and disclose the PII in its possession. The Company is not aware of any unauthorized use by the Company or its third party service providers of such PII. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and/or facilities.

SECTION 3.15. No Rights Agreement; Anti-Takeover Laws. (a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.09, and as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company with respect to this Agreement or the Transactions.

SECTION 3.16. Property.

(a) The Company does not own any real property. The Company has a good and valid leasehold interest in each Company Lease, free and clear of all Liens and Encumbrances (other than Permitted Encumbrances).

(b) Except with respect to matters related to real property (which are addressed in Section 3.16(a)), the Company has good, valid and marketable title to, or a valid leasehold interest in, all of the material tangible properties and material tangible assets owned or leased by them, in each case free and clear of Liens and Encumbrances (other than Permitted Encumbrances) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Contracts.

(a) For purposes of this Agreement, “Material Contract” means any Contracts to which the Company is a party or by which the Company may be bound:

(i) that relates to any material joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any material joint venture, partnership or other equity investment in another Person;

(ii) (A) that relates to commercialization, manufacturing, collaboration, co-promotion, discovery, development, profit sharing or other similar agreements or arrangements or (B) pursuant to which products are developed that would be co-owned by the Company, on the one hand, and a third party, on the other;

(iii) pursuant to which the Company has any Indebtedness in an amount in excess of $500,000 outstanding (or that may otherwise be incurred) in the aggregate;

(iv) that provides for the creation of any material Lien, other than a Permitted Lien, with respect to any asset (including IP or other intangible assets) material to the conduct of the business of the Company as currently conducted;

(v) that relates, in any material respect, in whole or in part, to any IP, including any (A) Contract that would entitle any third party to receive a license or any other right, title or interest (including any option or other contingent right, or any covenant not to sue) with respect to Company IP following the Closing Date or subject the Company or any of its Affiliates to any non-compete or other restrictive covenants following the Closing Date, (B) Contract pursuant to which the Company is granted by, or grants to, any other Person, any license or other right, title or interest (including any option or other contingent right, or any covenant not to sue) with respect to, or assigns to any Person, or is assigned by any Person, any IP, (C) Contract pursuant to which any research or development activities related to the Company’s product(s) are conducted, or (D) settlement, co-existence or other similar Contract or any Contract that restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any IP related to the Company’s product(s), in each case, other than licenses for commercially available, off-the-shelf software application with a replacement cost and/or aggregate annual license and maintenance fee of less than $50,000;

(vi) that is with any university or other academic institution, research center, international organization or Governmental Authority (or any Person working for or on behalf of any of the foregoing entities);

(vii) that is a settlement, conciliation or similar agreement which would require the Company to pay any consideration after the date of this Agreement or that impose any other material obligations upon the Company after the date of this Agreement;

(viii) that is a collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ix) that is a Contract for the employment or engagement of any person on a full-time, part-time or consulting basis, (A) providing for target annual compensation of (x) $50,000 or more, in the case of any director, officer, manager, consultant or individual independent contractor, and (y) $100,000 or more, in the case of any employee, and that is not terminable upon thirty (30) days’ notice or less without any liability to the Company, or (B) containing obligations that could be triggered solely by the consummation of the transactions contemplated by this Agreement;

(x) that contains any (A) covenant that materially limits the ability of the Company or any of its Affiliates to engage in any line of business, to solicit or sell any product or other assets to any material potential or actual customer, to compete with any Person or operate at any geographic location, (B) “most favored nation” terms, including such terms for pricing, (C) any minimum purchase obligations, including for the purchase of product or materials, that exceed $100,000 in any calendar year to the extent such Contract is not terminable without penalty on 90 days’ or shorter notice or (D) terms providing for exclusive relations, including, in each case of clauses (A) through (D), terms that, following the Closing, would so limit or impose obligations on Parent or any of its Affiliates;

(xi) that contains a put, call, right of first refusal or similar right pursuant to which the Company could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf software) or businesses for an amount in excess, in the aggregate, of $50,000;

(xii) that contains any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person;

(xiii) that (A) relates to the acquisition or disposition, directly or indirectly, of assets or capital stock or other equity interests (by merger or otherwise) of any Person or pursuant to which the Company has continuing “earn out” or other contingent payment obligations after the date of this Agreement or (B) gives any Person the right to acquire any material assets of the Company outside of the ordinary course of business after the date of this Agreement;

(xiv) that is a Contract with (A) any sole-source supplier or (B) any supplier not covered by clause (A) that involved the payment of more than $250,000 in the Company’s last fiscal year;

(xv) that indemnifies or holds harmless (A) any Person (excluding indemnities contained in agreements for the purchase, sale or license of products sold by the Company or indemnities in connection with the ordinary course licensing of technology or other Intellectual Property from vendors), which indemnity is material to the Company or (B) any director or executive officer of the Company (other than any indemnification provisions set forth in the Company Charter Documents);

(xvi) that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of $250,000 individually or $500,000 in the aggregate;

(xvii) (A) pursuant to which products are developed that would be co-owned by the Company, on the one hand, and a third party, on the other or (B) that is a Contract with co-promotion of, or collaboration with respect to, any product or platform;

(xviii) that is a Company Lease or relates to the property subject to a Company Lease;

(xix) under which the Company is obligated to make or receive payments in the future, including for the purchase of product or materials, in excess of $250,000 per annum; and

(xx) that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) As of the date hereof, the Company is not a party to or bound by any Material Contract other than the Material Contracts (i) set forth on Section 3.17(a) of the Company Disclosure Letter or (ii) that are filed as exhibits to the Company SEC Documents. True and complete copies of each Material Contract in effect as of the date of this Agreement, including all amendments, waivers and changes thereto, have been made available to Parent. Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced, (a) each Material Contract is valid and binding on the Company and to the Company’s Knowledge, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) the Company, and, to the Company’s Knowledge, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) the Company has not received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) to the Company’s Knowledge, there are no events or conditions which constitute, or, after notice or lapse of time or both, would constitute a default on the part of any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (e) as of the date hereof, the Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

SECTION 3.18. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company owns or holds all material policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and (b) all such insurance policies are in full force and effect, are valid and enforceable, except for any expiration thereof in accordance with the terms thereof, and all premiums have been paid. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is in compliance with the terms and conditions of all such policies. Since January 1, 2018, no written notice of cancelation or modification has been received by the Company other than in connection with ordinary renewals, and to the Company’s Knowledge there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. True and complete copies of all material insurance policies maintained by the Company or which pertain to the Company’s assets, employees or operations have been made available to Parent.

SECTION 3.19. International Trade; Anti-Corruption.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2018, neither the Company nor any of its officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting for or on behalf of the Company, has (i) made, offered, authorized, facilitated, promised, accepted, or received any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Government Official or other Person, (ii) established or maintained any unlawful fund of corporate monies or properties, (iii) used any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) otherwise violated Anti-Corruption Laws, or (v) been a Sanctioned Person.

(b) Since January 1, 2018, the Company has not received from any Governmental Authority any written notice or inquiry; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to economic sanctions, export and import controls, and U.S. antiboycott requirements (“Trade Controls”) or Anti-Corruption Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company maintains policies, procedures and internal controls reasonably designed to ensure compliance with Trade Controls and Anti-Corruption Laws.

SECTION 3.20. Healthcare and Other Regulatory Compliance.

(a) The Company is, and since January 1, 2018 has been, in compliance with all applicable Healthcare Laws in all material respects. Since January 1, 2018, the Company has not received any written notice from any Governmental Authority or any other Person regarding any violation of any applicable Healthcare Law in any material respect. To the Company’s Knowledge, no such notice, action or assertion has been filed or commenced against the Company alleging that the Company is not in compliance with the Healthcare Laws in any material respect.

(b) The Company holds and is in compliance in all material respects with, and since January 1, 2018, has held and has been in compliance in all material respects with, all material Healthcare Permits that are required for the conduct of the Company’s business as currently conducted, and all such Healthcare Permits are in full force and effect, in good standing, valid and enforceable. There is no suspension, revocation or cancellation of any such material Healthcare Permit, or to the Company’s Knowledge, are any of the foregoing pending or threatened, nor is there any action that could reasonably result in the foregoing.

(c) The consummation of the Transactions, in and of itself, would not cause the suspension, revocation or cancellation of any material Healthcare Permit and except as otherwise noted, no consent, approval, authorization of, registration, declaration or filing with or notice to any Governmental Authority regarding any material Healthcare Permit will be required in connection with the consummation of the Transactions.

(d) Neither the Company nor any of its respective officers, directors or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Company’s Knowledge, any of their respective employees, contractors, vendors or agents is or has been: (i) convicted of or pled nolo contendere to sufficient facts regarding, any violation of a Healthcare Law, including any Law applicable to a health care program defined in 42 U.S.C. §1320a-7b(f) (each, a “Federal Health Care Program”) or any other criminal offense that would result in mandatory exclusion from Federal Health Care Programs; (ii) are or have been excluded, suspended, disqualified or debarred from participation in, or are otherwise ineligible to participate in, any Federal Health Care Program or listed on the General Services Administration-published list of parties excluded from procurement programs and non-procurement programs; (iii) have entered into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, or similar agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Healthcare Law; or (iv) have made, or are in the process of making, or are considering making a voluntary self-disclosure as may be required or permitted under any Healthcare Law.

(e) Since February 15, 2019, the Company has maintained a compliance program materially consistent with the elements of an effective corporate compliance and ethics program. There are no material compliance complaints or reports outstanding, ongoing internal compliance investigations or compliance corrective actions outstanding.

(f) The Company is and since January 1, 2018 has been, (i) in compliance with HIPAA and all business associate agreements and other agreements pertaining to the protection of patient data or protected health information, in each case in all material respects and (ii) the Company has business associate agreements in place with Persons whose relationship with the Company involves the collection, use, disclosure, storage or processing of patient data or protected health information by or on behalf of the Company.

(g) Since January 1, 2018: (i) The Company holds all material Regulatory Authorizations; (ii) all Regulatory Authorizations are valid and in full force and effect; and (iii) the Company has been in compliance with the terms of all Regulatory Authorizations in all material respects. There is no Action pending, or to the Company’s Knowledge, threatened or any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination or non-renewal of any material Regulatory Authorization. The Company has provided complete and correct copies of (x) material applications, registrations, clearances, licenses, waivers, accreditations, authorizations and approvals, material correspondence submitted to or received from a Company Regulatory Agency (including minutes and official contact reports of communications with any Company Regulatory Agency, including any information that could reasonably be expected to materially and adversely affect the achievement of any Regulatory Authorization), and all material supporting documents and (y) all material reports with respect to preclinical and clinical studies and all material supporting documents with respect thereto, in the case of each of clauses (x) and (y) hereof, relating to the Company Products in the possession or control of the Company. To Company’s Knowledge, all such information regarding such products is correct and complete in all material aspects.

(h) All pre-clinical and clinical investigations in respect of a Company Product conducted or sponsored by the Company are currently being, and since January 1, 2018, have been, conducted in compliance with all applicable Laws in all material respects, including (i) the FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, and (ii) any applicable international, federal, state and provincial applicable Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

(i) Since January 1, 2018, the Company has not received any written notice from the FDA or any other Company Regulatory Agency or institutional review board that would reasonably be expected to lead to (i) the denial, limitation, revocation, or rescission of any material Regulatory Authorizations or of any application for marketing approval currently pending before the FDA or such other Company Regulatory Agency or (ii) the termination, suspension or investigation of any non-clinical laboratory studies, pre-clinical or clinical testing of Company Products or other restriction on clinical studies of Company products.

(j) Since January 1, 2018, all material reports, documents, claims, permits, notices, and other filings required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company have been so filed, maintained or furnished in accordance with the applicable requirements related thereto. All such reports, documents, claims, permits, notices, and filings were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2018, the Company has not, nor to the Company’s Knowledge, has any officer, employee, agent or distributor of the Company, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Company Regulatory Agency to invoke any similar policy.

(k) Each Company Product is being and since January 1, 2018, has been, developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, administered, issued, or enforced by the applicable Company Regulatory Agencies, including those relating to investigational use, marketing approval, current good manufacturing practices set forth at 21 C.F.R. Part 820, packaging, labeling, advertising, record keeping, reporting, and security. There is no Action pending or, to the Knowledge of Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any material violation applicable to any Company Product by the Company of any applicable Law.

(l) Since January 1, 2018, the Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. To the Company’s Knowledge, there are no facts as of the date hereof with respect to any applicable Law of any applicable Company Regulatory Agencies which are reasonably likely to cause, and the Company has not received any written notice from the FDA or any other Company Regulatory Agency since January 1, 2018, regarding, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company, (ii) a material change in the marketing classification or a material change in the labeling of any such Company Products, (iii) a termination or material suspension of the manufacturing, marketing, or distribution of such Company Products, or (iv) a material negative change in reimbursement status of any Company Product.

SECTION 3.21. Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Stockholders Meeting (the “Stockholder Approval”) is the only vote or approval of the holders of any securities of the Company necessary to adopt this Agreement and approve the Transactions.

SECTION 3.22. Proxy Statement. The Proxy Statement to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time the Proxy Statement is filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

SECTION 3.23. Opinion of Financial Advisor. The Board of Directors of the Company and the Strategic Alternatives Committee have received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such opinion will be provided to Parent by Company promptly following the date of this Agreement.

SECTION 3.24. Brokers and Other Advisors. Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of the Company Financial Advisor related to the Transactions.

SECTION 3.25. Interested Party Transactions. As of the date of this Agreement, except as disclosed in the Company’s definitive proxy statement included in the Company SEC Documents, since February 15, 2019, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (each, an “Interested Party Transaction”).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the confidential disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article IV to which it corresponds in number and each other section or subsection of this Article IV to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection):

SECTION 4.01. Organization; Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing under the Laws of the State of Delaware and is in good standing with the Secretary of State. Each of Parent and Merger Sub has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02. Authority; Noncontravention. (a) Each of Parent and Merger Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement and the Merger immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof or the consummation by Parent or Merger Sub of the Transactions will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time, as applicable, and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, as applicable, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the rules and regulations of the NYSE and NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04. Ownership and Operations of Merger Sub. Parent directly or indirectly owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens, except for Permitted Liens and such Liens as may be applicable under the Securities Act or other applicable securities Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.05. Sufficiency of Funds(a) . (a) Parent has sufficient cash and cash equivalents, together with available borrowing capacity under existing credit facilities, to enable Merger Sub and the Surviving Corporation to pay, on the terms and conditions contained in this Agreement, the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses required to be paid by Parent and Merger Sub in connection with the Transactions.

(b) Without limiting Section 8.08, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

SECTION 4.06. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time such document (or any amendment or supplement thereto) is filed with the SEC or at the time such document (or any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened Action against Parent or Merger Sub.

SECTION 4.09. Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been at any time during the last three (3) years preceding the date of this Agreement, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL.

SECTION 4.10. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company, or any of its Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants or agreements expressly set forth herein.

SECTION 4.11. No Other Representations. Parent and Merger Sub hereby acknowledge and agree that, except for the representations and warranties of the Company expressly set forth in Article III of this Agreement, none of the Company, its Affiliates, any Representative of any of the foregoing or any other Person has made, and none of Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing has relied on, any representation or warranty regarding the Company, its business, the sufficiency of the representations and warranties set forth herein or any other matter in connection with the entry by Parent and Merger Sub into this Agreement and the other agreements contemplated hereby and their respective agreement to consummate the Transactions and other transactions contemplated hereby and thereby.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01. Conduct of Business. (a) Except as required by applicable Law, Judgment or Governmental Authority, as expressly required or expressly permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise expressly provides consent in writing in advance of the Company taking or omitting to take any action (such consent not to be unreasonably withheld, conditioned or delayed): (i) the Company shall use its commercially reasonably efforts to carry on its business in all material respects in the ordinary course of business, and (ii) to the extent consistent with the foregoing, the Company shall use its commercially reasonable efforts to preserve its business organization substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, Governmental Authorities and other Persons with whom the Company has material business relationships.

(b) Without limiting the generality of the foregoing, except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or expressly permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise expressly consents in writing in advance (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) (A) issue, sell, pledge, dispose of, encumber or grant any shares of its capital stock or other equity or voting interests, or Company Securities or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except pursuant to the exercise of any Company Stock Options or Company Warrants set forth on Section 3.02(c) of the Company Disclosure Letter in accordance with their existing terms, or take any action to cause to be vested and exercisable or vested and no longer subject to forfeiture (as applicable), any otherwise unexercisable Company Stock Option or any otherwise unvested or otherwise subject to forfeiture Company Restricted Stock Unit Award (except as otherwise required by the express terms of any unexercisable, and unvested Company Stock Options or any unvested or otherwise subject to forfeiture Company Restricted Stock Unit Awards, in each case, outstanding and as in effect on the date of this Agreement, set forth on Section 5.01(b)(i) of the Company Disclosure Letter and made available to Parent), (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Stock Options or Company Warrants in accordance with the express terms of such Company Stock Options or Company Warrants, as applicable, or the forfeiture or withholding of taxes with respect to Company Stock Options or Company Restricted Stock Unit Awards outstanding and as in effect on the date of this Agreement, set forth on Section 3.02(c) of the Company Disclosure Letter), (C) establish a record date for, declare, set aside for payment, authorize or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(ii) (A) incur, assume, or otherwise become liable for any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for Indebtedness not to exceed $250,000 in the aggregate, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (C) make any loans, capital contributions or advances to any Person;

(iii) sell, assign, license, transfer or lease to any Person, or mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens), in a single transaction or series of related transactions, any of its properties or assets (other than Intellectual Property which is covered in clause (xiv) below) that have a current value in excess of $100,000, except dispositions of inventory in the ordinary course and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company in the ordinary course;

(iv) make or authorize capital expenditures for property, plant and equipment, except (A) as expressly contemplated by the capital expenditure budget of the Company set forth on Section 5.01(b)(iv) of the Company Disclosure Letter, or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $250,000;

(v) make (A) any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business) or (B) any capital contributions or investments (including through any loans or advances) in any other Person;

(vi) except as required pursuant to the terms of any existing Company Plan (as in effect on the date hereof) set forth on Section 3.10(a) of the Company Disclosure Letter and made available to Parent, (A) increase or decrease the level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or independent contractor of the Company, (B) establish, adopt, enter into, terminate or materially amend any Company Plan (or any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof), (C) take any action to accelerate any rights or benefits under any Company Plan, including any action to accelerate the vesting or funding or payment of any compensation or benefit to any current or former director, officer, employee or independent contractor of the Company, (D) hire or engage any employee or independent contractor to be employed or engaged by the Company with target annual compensation of $100,000 or more or terminate (other than for cause), or furlough, or temporarily layoff any such employee or independent contractor with target annual compensation of $100,000, (E) pay to any current or former director, officer, employee or independent contractor of the Company any compensation or benefit (including any retention or transaction bonus) not required under any existing Company Plan (as in effect on the date hereof) set forth on Section 3.10(a) of the Company Disclosure Letter and made available to Parent, (F) promote, demote, change the employee grade or title of or otherwise materially alter the role of any director, officer, employee or independent contractor of the Company with target annual compensation of $100,000 or more (even if any such action does not affect the individual’s compensation or benefits), (G) implement or announce any closings, employment losses, layoffs, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act, or (H) unless required by law, (1) modify, extend, or enter into any CBA, or (2) recognize or certify any labor union, works council, or other labor organization, or group of employees of the Company as the bargaining representative of any employees of the Company;

(vii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(viii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(ix) amend the Company Charter Documents;

(x) settle, or offer or propose to settle, any Action made or pending against the Company, other than the settlement of any Action in the ordinary course of business that require payments by the Company (net of insurance proceeds) in an amount not to exceed $50,000 individually or $250,000 in the aggregate; provided, however, that the foregoing clause shall not permit the Company to (A) settle any Action that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company (or, following the Closing, on Parent or any of its Affiliates), involve any admission of any wrongdoing by the Company, or involve any license, cross license or similar arrangement with respect to Intellectual Property or (B) settle or propose to settle any stockholder litigation against the Company or its directors relating to this Agreement or the Transactions, the treatment of which is addressed in Section 5.09;

(xi) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting period; (C) change any method of Tax accounting; (D) file any amended Tax Return, (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (F) enter into any Tax allocation, indemnity or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), (G) enter into any closing agreement with respect to Taxes; (H) settle or surrender any material Tax claim, audit or assessment, or (I) settle or surrender any right to any material refund, credit, offset or other reduction in Taxes, (J) except as required by applicable Law, prepare or file any material Tax Return in a manner inconsistent with past practice, or (K) effect any extraordinary intercompany, intracompany or branch transactions outside the ordinary course of business (other than any such transactions expressly required by applicable Law, with prior written notice given to Parent in order to give Parent a reasonable opportunity to give reasonable comments to the Company which shall be considered in good faith, or by this Agreement) that are inconsistent with past custom and practice and that could result in Tax liability to the Company in a post-closing Tax period in excess of Tax liability associated with the conduct of its business in the ordinary course and consistent with past practice;

(xii) (A) modify, amend, terminate (other than expiration in accordance with their terms) or waive any rights or claims under any Material Contract in any material respect, or (B) enter into any Material Contract, or (C) enter into any agreement that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to, or give rise to any material rights to, such other party or parties in connection with the consummation of the Transactions (including in combination with any other event or circumstance) or any subsequent change in control of Parent or any of its Affiliates (including the Company) or (D) exercise any options under any Material Contract relating to “co-funding”, “co-commercialization” or similar cost-and-profit participation rights (whether an exercise to “opt in” or “opt out” of such rights) with respect to any product of the Company to which such Material Contract relates;

(xiii) enter into, fail to renew, amend or terminate in any material respect any Company Lease;

(xiv) (A) sell, assign, transfer, convey, license (as licensor), waive rights, fail to maintain or otherwise dispose of any Intellectual Property, except for non-exclusive licenses of Intellectual Property granted to customers or distributors of the Company that are entered into in the ordinary course of business consistent with past practice, (B) fail to diligently prosecute or maintain any Company Registrations or fail to exercise a right of renewal or extension under any Contract relating to, or with respect to, any Intellectual Property or (C) disclose any trade secrets of the Company;

(xv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring or other reorganization of the Company;

(xvi) enter into or amend any Interested Party Transaction;

(xvii) qualify a new site for the manufacture of any product of the Company, other than in the ordinary course of business consistent with past practice; or

(xviii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

SECTION 5.02. Solicitation; Change in Recommendation. (a) Except as expressly permitted by this Section 5.02, (i) the Company shall, and shall instruct and shall use its reasonable best efforts to cause its Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, cease providing any information with respect to the Company to such Person and request the prompt return or destruction of all confidential information concerning the Company in such Person’s possession or control and (ii) from the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, the Company shall not, nor shall it authorize or permit any of its Representatives to directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person (other than the parties to this Agreement and their Representatives) any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal or (C) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal or (D) resolve, propose or agree to do any of the foregoing; provided, that nothing herein shall prevent the Company from notifying any Person of the existence of this Section 5.02.

(b) Notwithstanding the limitations contained in Section 5.02(a), if at any time on or after the date hereof and prior to obtaining the Stockholder Approval, the Company or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal did not result from a material breach of Section 5.02(a), (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives solely to clarify the terms and conditions thereof or to request that such Takeover Proposal made orally be made in writing and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that any such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and the failure to take such actions would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) following the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations regarding such Takeover Proposal with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources.

(c) From and after the date hereof, the Company shall promptly (and in any event within 48 hours after knowledge of receipt by an officer or director of the Company) notify Parent in the event that the Company or its Representatives receives any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such inquiry, proposal or offer and the identity of the Person or group of Persons making such inquiry, proposal or offer (and shall provide Parent with a copy of any such proposal or offer and copies of any documents evidencing or delivered in connection with such Takeover Proposal), and the Company shall keep Parent informed on a reasonably prompt basis (and in any event within 24 hours after knowledge of the applicable developments by an officer or director of the Company) of any material developments with respect to any such Takeover Proposal (including any changes to the material terms thereof). All information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withhold or withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose to withhold or to withdraw or qualify (or modify in a manner adverse to Parent), the Company Board Recommendation (or fail to include the Company Board Recommendation in the Proxy Statement), (B) fail to publicly reaffirm the Company Board Recommendation or fail to recommend against any Takeover Proposal upon a written request therefor by Parent by ten business days following a written request by Parent, (C) in the case of the Board of Directors of the Company, if any Takeover Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (D) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (it being understood that the Board of Directors of the Company or any committee thereof may, and may cause the Company to, if any Takeover Proposal structured as a tender or exchange offer is commenced, make a customary “stop, look and listen” communication, or elect to take no position with respect to a Takeover Proposal until such time as a position statement is required pursuant to Rule 14e-2 under the Exchange Act without such communication or election in and of itself being considered an Adverse Recommendation Change) (any action described in this clause (i), being referred to as an “Adverse Recommendation Change”), or (ii) authorize, execute or enter into (or cause or permit the Company to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing limitations but subject to the Company’s compliance with Section 5.02(e) or Section 5.02(f), as applicable, prior to obtaining the Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may (I) make an Adverse Recommendation Change or (II) cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal that did not result from any material breach of this Section 5.02 and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (I), the Adverse Recommendation Change is not made in response to a Takeover Proposal and is made in response to an Intervening Event, and failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law and (y) in the case of (A) clause (I) where such Adverse Recommendation Change is made in response to a Takeover Proposal or (B) clause (II), such Takeover Proposal constitutes a Superior Proposal.

(e) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event such action is proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any action set forth in Section 5.02(d) clause (I) or clause (II), unless (1) the Company has first given Parent at least three business days’ prior written notice of its intention to take such action (which notice shall specify the reasons therefor and, if relating to a Takeover Proposal, include an unredacted copy of any such Superior Proposal and an unredacted copy of any relevant proposed transaction agreements, the identity of the party making such Superior Proposal and the material terms and conditions thereof), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three business day notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such three business day notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith such offer, and shall have determined in good faith after consultation with its financial advisors and outside legal counsel that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such offer were to be given effect (it being understood that the Company shall be required to comply again with its obligations under the foregoing clauses (1), (2) and (3) in the event of any change to the financial terms or any other material terms of any such Superior Proposal (but the three business day period shall instead be two business days)); provided that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and the Company pays Parent the applicable Company Termination Fee in accordance with Section 7.03 prior to or concurrently with such termination.

(f) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event an Adverse Recommendation Change under Section 5.02(d)(i)(A) is proposed to be taken in connection with an Intervening Event (an “Intervening Event Adverse Recommendation Change”) and is not proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, make an Intervening Event Adverse Recommendation Change, unless (1) the Company has first given Parent at least three business days’ prior written notice of its intention to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three business day notice period following Parent’s receipt of the notice described in clause (1), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement that would eliminate the need of the Board of Directors of the Company to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event and (3) following the end of such three business day notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith any amendments to this Agreement that Parent and Merger Sub have proposed in connection with such revised offer by Parent and shall have determined in good faith after consultation with its financial advisors and outside legal counsel that the failure to effect such Intervening Event Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) if any Takeover Proposal structured as a tender or exchange offer is commenced, taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company determines, in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law; provided that any such disclosure or statement that constitutes or contains an Adverse Recommendation Change shall be subject to the provisions of Section 5.02(d).

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or exclusive license of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), (ii) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), 20% or more of the outstanding capital stock of the Company or 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal of the types described in clauses (i) through (iv) of the definition thereof, in each case, that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (i) would be more favorable to the Company’s stockholders from a financial point of view than the Transactions and (ii) is reasonably capable of being completed on the terms proposed, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement that the Board of Directors of the Company or such committee thereof may deem appropriate; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “80%”.

(j) As used in this Agreement, “Intervening Event” shall mean any state of fact, event, development, change in circumstance or occurrence, or combination thereof, arising or occurring after the date of this Agreement that materially affects the Company and was either not known to or not reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement (or, if known to or reasonably foreseeable by the Board of Directors of the Company, the consequences of which were neither known to nor reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement); provided that in no event shall (1) the receipt, existence or terms of a Takeover Proposal, (2) any events, developments or change in circumstances of Parent, (3) clearance of the Merger under the HSR Act, or (4) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date of this Agreement, or changes in and of itself after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood, however, that any underlying cause of any of the foregoing may constitute an Intervening Event), constitute an Intervening Event.

(k) The Company agrees that in the event any investment banker, financial advisor, attorney, agent or other representative retained by the Company takes any action at the direction or on behalf of the Company which, if taken by the Company, would constitute a breach of this Section 5.02, the Company shall be deemed to be in breach of this Section 5.02.

SECTION 5.03. Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and use their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions, other than, in the case of each of clauses (i) through (iii), with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are addressed in Section 5.03(c) below. Notwithstanding anything to the contrary herein, prior to the Effective Time, no party hereto shall be required to, and the Company shall not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration in any form (including increased rent or other similar payments or commercial accommodation or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability, to obtain any consent of any Person (other than any Governmental Authority) under any Contract.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Each of the parties hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, as soon as practicable and advisable after the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Further, each party hereto shall use its reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any such Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority pursuant thereto, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions prior to the Outside Date. The Company shall not, without the express written consent of Parent, take or agree to take any action relating to any objections asserted by any Governmental Authority with respect to the Transactions under any Antitrust Laws with respect to its business or operations. Parent shall (x) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the Transactions and (y) control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto; provided that Parent shall consult and cooperate with the Company with respect to such strategy, positions and requested regulatory action and consider the Company’s views in good faith.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, and (ii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) documents” and “4(d) documents” as these terms are used in the rules and regulations under the HSR Act. To the extent reasonably practicable, all telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Parent and the Company, and each party hereto must inform the other of any material communications with a Governmental Authority relating to any Antitrust Laws. Except as otherwise restricted by this Section 5.03(d), Parent and the Company or their outside counsel shall have the right to review in advance all written materials submitted or communications made to any Governmental Authority in connection with the Transactions, in each case to the extent such materials or communications are related to any Antitrust Laws; provided that that materials required to be provided pursuant to this Section 5.03(d) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided, further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.03(d) as “Outside Counsel Only”.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor its Affiliates shall be required (and the Company shall not agree to any of the following without the express written consent of Parent): (A) to offer, agree or consent to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (before or after the Closing) any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or the Company or any of their respective Affiliates; (B) to offer, agree or consent to any changes (including through a licensing arrangement) to or restriction on (including any access or other requirements), or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the equity securities or other ownership interests of the Company; or (C) to contest, defend or appeal any Action brought by a Governmental Authority against such party which seeks to prohibit, prevent or restrict the Transactions or (ii) to commit to or effect any action that is not conditioned upon consummation of the Merger.

SECTION 5.04. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made or proposed to be made by the Company or Parent in compliance with the provisions of Section 5.02.

SECTION 5.05. Access to Information; Confidentiality. Between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.01, upon reasonable notice and subject to applicable logistical restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, subject to Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment (after consultation with its outside counsel), that doing so would (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (iv) jeopardize the health and safety of any employee of the Company in light of COVID-19 (taking into account any COVID-19 Measure); provided further, that to the extent reasonably practicable, (x) the parties hereto will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding proviso apply and (y) the Company shall use its reasonable efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or risk waiver of such privilege. Until the Effective Time, all information provided amongst the parties hereto will be subject to the terms of the letter agreement dated as of October 14, 2020, by and among the Company and Parent (the “Confidentiality Agreement”).

SECTION 5.06. Indemnification and Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) jointly and severally indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action based on or arising out of (A) the fact that an Indemnitee is or was a director or officer of the Company, (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or taken at the request of the Company (including in connection with serving at the request of the Company as a representative of another Person (including any employee benefit plan)), in each case of clauses (A) and (B), at, or at any time prior to, the

Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee as set forth on Section 5.06(a) of the Company Disclosure Letter. Without limiting the foregoing, from and after the Effective Time, Parent shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities and exculpation of directors and officers and indemnification of and advancement of expenses to directors and officers than are in the Company Charter Documents as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnitee was not entitled to indemnification under this Section 5.06.

(b) Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”); provided, however, that if the aggregate annual premium of such insurance coverage exceeds the Premium Cap, the Surviving Corporation shall be obligated to obtain a policy for such year with the greatest coverage available for a cost not exceeding the Premium Cap. The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, so long as the effective annual premium under such policy does not exceed the Premium Cap. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(c) and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification. The Indemnitees to whom this Section 5.06 applies and their respective heirs and representatives shall be third party beneficiaries of this Section 5.06.

(e) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

SECTION 5.07. Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.08. Employee Matters. (a) For a period beginning at the Effective Time and ending on the earlier of (i) the first anniversary of the Effective Time and (ii) the termination of employment of the relevant Continuing Employee (as defined below), Parent shall, or shall cause the Surviving Corporation to, provide to the employees of the Company immediately prior to, and who remain so employed immediately following, the Effective Time (each, a “Continuing Employee”) (i) on an individual basis, an annual base salary or base wage rate (as applicable) and a target annual cash bonus opportunity or target cash commissions opportunity that are no less favorable, in the aggregate, than the annual base salary or base wage rate (as applicable) and target annual cash bonus opportunity or target cash commissions opportunity in effect immediately prior to the Effective Time under the Company Plans, (ii) on an individual basis, cash severance benefits to each Continuing Employee that are no less favorable in the aggregate than, and pursuant to the terms of, the Company’s severance plans in effect on the date hereof and set forth on Section 5.08(a) of the Company Disclosure Letter, provided, that, for clarity, individuals who are subject to individual employment agreements as of the date hereof that are set forth on Section 3.17(a)(ix) of the Company Disclosure Letter and provide for severance benefits greater than the severance benefits provided pursuant to the Company’s severance plans shall continue to be subject to and eligible for severance benefits pursuant to such agreements as in effect on the date hereof, and (iii) on a group basis, employee benefit plans and arrangements (other than base salaries or base wages, bonus opportunities, severance benefits, defined benefit pension, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity based compensation and retention or change in control-related compensation or benefits (collectively, the “Specified Arrangements”)) that are no less favorable in the aggregate than the employee benefit plans and arrangements (other than the Specified Arrangements) provided to Continuing Employees immediately prior to the Effective Time under the Company Plans, with the determination of the employee benefits under this clause (iii) to be made by Parent from time to time, based on Parent’s evaluation of the nature and scope of the Continuing Employee’s duties, principal location where those duties are performed, grade level, and performance, among other things.

(b) If requested by Parent at least five business days prior to the Closing Date, the Company shall adopt written resolutions of the appropriate governing body in a form reasonably satisfactory to Parent (copies of which shall be provided to Parent prior to the Closing), to terminate each Company Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), and to fully vest all participants under such Company 401(k) Plan, such termination and vesting to be effective no later than the business day preceding the Closing Date; provided, however, that the Company 401(k) Plan termination and full vesting of participants thereunder may be made contingent upon the consummation of the Transactions.

(c) With respect to any 401(k) plan of the Surviving Corporation and any vacation, paid time-off and severance plans in which Continuing Employees are eligible to participate after the Effective Time, for purposes of eligibility to participate, level of benefits and vesting, and accrual of vacation and paid-time-off, each Continuing Employee’s service with the Company (as well as service with any predecessor employer of the Company, to the extent service with the predecessor employer was recognized by the Company) shall be treated as service with the Surviving Corporation to the same extent such service was recognized for the same purpose under a similar Company Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service. No Continuing Employee shall be credited with his or her years of service with the Company and its predecessors before the Effective Time for purposes of benefit accruals under any defined benefit pension plans or any retiree medical or life insurance or other welfare-type benefits, or for any purposes under any equity or equity-based plans, that are maintained by Parent and its Subsidiaries.

(d) Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by the Surviving Corporation in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses paid by each Continuing Employee (and his or her covered, eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans in which they will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs.

(e) Nothing contained in this Section 5.08, whether express or implied, shall be treated as an establishment, termination, amendment or other modification of any benefit or compensation plan, program, agreement, contract, policy or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their Affiliates to establish, amend, terminate or otherwise modify any benefit or compensation plan, program, agreement, contract, policy or arrangement following the Effective Time. Nothing in this Section 5.08, whether express or implied, shall create any rights or remedies whatsoever, including any third-party beneficiary or other rights, in any Person not a party to this Agreement, or shall be construed to create any right to employment or service with Parent, the Surviving Corporation or any of its Affiliates or continued employment or to any particular term or condition of employment or to limit the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate the employment or service of any service provider (including any Continuing Employee) at any time and for any or no reason. Further, nothing in this Section 5.08 shall (i) apply to Continuing Employees who are furloughed, terminated, temporarily laid off, or subject to reduced hours or benefits as a result of COVID-19-related circumstances or (ii) limit Parent’s right, in its sole discretion, to, or to cause the Surviving Corporation or any of their Affiliates to, furlough, terminate, temporarily layoff, or reduce the hours or benefits of, any employee (including any Continuing Employee).

SECTION 5.09. Notification of Certain Matters; Stockholder Litigation.

(a) Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent (and in any event within 48 hours), of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii)

any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions, or (iii) any fact, event or circumstance that (A) has had or would reasonably be expected to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, (B) is reasonably likely to result in the failure of any of the conditions set forth in Section 6.01 or Section 6.02 not being able to be satisfied prior to the Outside Date or (C) has had or would reasonably be expected to result in the valid termination of this Agreement pursuant to Section 7.01 (provided that notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.09(a) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties hereto, the remedies available hereunder to the party hereto receiving such notice or the conditions to such party’s obligation to consummate the Merger or any of the other Transactions).

(b) The Company (i) shall (A) give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to this Agreement or the Transactions, and (B) keep Parent reasonably informed with respect to the status thereof, and (ii) shall not offer or propose to settle, settle or agree to settle any such stockholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 5.10. Stock Exchange De-listing. Parent shall use its reasonable best efforts to, and prior to the Closing, the Company shall use its reasonable best efforts to cooperate with Parent to, cause the Company Common Stock to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.11. Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and shall use its reasonable best efforts to file the Proxy Statement in preliminary form with the SEC no later than 20 business days after the date of this Agreement. The Company shall use reasonable best efforts to (i) cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act (and the rules and regulations thereunder) applicable thereto as of the date of such filing and (ii) respond as promptly as reasonably practicable to all comments received from the SEC or its staff concerning the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following its filing with the SEC. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company shall promptly notify Parent of the receipt of all comments of the SEC or its staff with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information. The Company shall, and, if applicable, shall cause its Representatives to, provide Parent with copies of all correspondence between the Company, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide, and, if applicable, cause its Representatives to provide, Parent a reasonable opportunity to review and propose comments on such Proxy Statement (or such amendment or supplement thereto) or response to the SEC and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. Each of Parent and Merger Sub shall cooperate reasonably with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Prior to the Stockholder Meeting, each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect in light of the circumstances in which it was made.

(b) Subject to Section 5.11(a) and to applicable Law and to the extent not prohibited by any Judgment, the Company shall take all action in accordance with applicable Law, the Company Charter Documents and the rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (including any adjournment, recess or postponement thereof, the “Stockholders Meeting”) on a date selected by the Company, in consultation with Parent, as promptly as reasonably practicable (and in any event the Company shall use its reasonable best efforts to hold the Stockholders Meeting no later than 45 days after the earlier of (i) the tenth calendar day after the preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement and (ii) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement), for the purpose of obtaining the Stockholder Approval. The adoption of this Agreement, the adjournment of the Stockholders Meeting to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement in accordance with Section 5.11(c), and the advisory vote required by Rule 14a-21(c) under the Exchange Act (if applicable) shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders Meeting unless otherwise approved in writing by Parent.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess, or postpone the Stockholders Meeting (i) to the extent required by applicable law, (ii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval or (B) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iii) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law is provided to the stockholders of the Company within a reasonable amount of time prior to the Stockholders Meeting; provided, however, that, other than pursuant to clause (i) above, the Stockholders Meeting shall not be postponed, recessed or adjourned to a date that is more than 30 calendar days after the date on which the Stockholders Meeting was originally scheduled (as set forth in the Proxy Statement), and, in any event, to a date not fewer than three business days prior to the Outside Date, without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Stockholders Meeting to a date specified by Parent that is more than 30 calendar days after the date on which the Stockholders Meeting was originally scheduled (as set forth in the Proxy Statement), and, in any event, to a date not fewer than three business days prior to the Outside Date (x) in the event that a quorum is not present at the Stockholders Meeting or (y) if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval as of the date of the Stockholders Meeting; provided that the Company shall not be required to adjourn the Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten business days.

(d) The Company shall, through the Board of Directors of the Company (or a duly authorized committee thereof), but subject to the right of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 5.02(d), (i) include the Company Board Recommendation in the Proxy Statement and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and obtain the Stockholder Approval.

SECTION 5.12. Director Resignations. Prior to the Closing, the Company shall deliver to Parent written resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

SECTION 5.13. Transfer Taxes. Except as provided for in Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such transfer Taxes, but excluding any transfer Taxes imposed on the holders of Company Common stock, Company Stock Options or Company Warrants) imposed directly on the Company or the Surviving Corporation incurred in connection with the Transactions shall be paid either by the Company or the Surviving Corporation. The Company, the Surviving Corporation and Parent shall cooperate in the preparation, execution and filing of all Tax Returns with respect to such transfer Taxes and any additional documentation related thereto.

SECTION 5.14. Additional Payments.

(a) If (i) the Closing has not occurred on or prior to the later of (x) September 8, 2021 and (y) the date of the receipt of the Stockholder Approval (such date, the “First Additional Payment Trigger Date”), and (ii) as of the First Additional Payment Trigger Date, the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than (x) any one or more of the conditions set forth in Section 6.01(b), Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) and Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws), and (y) any other conditions that by their nature are to be satisfied at the Closing, but provided that such other conditions would be capable of being satisfied if the Closing were to take place on the First Additional Payment Trigger Date), then Parent shall pay or cause to be paid to the Company a fee of $6,000,000 by wire transfer of same day funds no later than two business days after the First Additional Payment Trigger Date (the “First Additional Payment”).

(b) If (i) Parent is entitled to extend the Outside Date pursuant to the first proviso in Section 7.01(b)(i), and (ii) Parent delivers to the Company the First Extension Notice in accordance with Section 7.01(b)(i), then Parent shall pay or cause to be paid to the Company the Second Additional Payment by wire transfer of same day funds no later than November 8, 2021. As used herein, “Second Additional Payment” shall mean a fee equal to (A) $17,500,000 minus (B) the amount of the First Additional Payment (if any) actually paid to the Company pursuant to Section 5.14(a).

(c) If (i) Parent is entitled to extend the Outside Date pursuant to the second proviso in Section 7.01(b)(i), and (ii) Parent delivers to the Company the Second Extension Notice in accordance with Section 7.01(b)(i), then Parent shall pay or cause to be paid to the Company a fee of $2,500,000 by wire transfer of same day funds no later than February 8, 2022 (the “Third Additional Payment” and together with the First Additional Payment and the Second Additional Payment, the “Additional Payments”).

(d) If (i) this Agreement is terminated pursuant to Section 7.01 by either the Company or Parent, as applicable, and (ii) such termination is not a Specified Termination, then the Company shall pay or cause to be paid to Parent or its designee an amount equal to the aggregate amount of Additional Payments previously paid to the Company by wire transfer of same day funds no later than one year after the date of such termination (the “Termination Payment”); it being understood that in no event shall the Company be required to pay the Termination Payment on more than one occasion. For clarity, except for the obligation of the Company to pay the Termination Payment if and when due pursuant to this Section 5.14(d), in no event shall the Company have any obligation to refund or repay to Parent, Merger Sub or any other Person any Additional Payments paid to the Company pursuant to this Section 5.14. As used herein, “Specified Termination” shall mean any of the following: (A) termination of this Agreement by the Company or Parent pursuant to Section 7.01(b)(ii), where such termination pursuant to Section 7.01(b)(ii) is based on a Restraint arising under Antitrust Laws; or (B) termination of this Agreement by the Company or Parent pursuant to Section 7.01(b)(i), if at the time of such termination pursuant to Section 7.01(b)(i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived, other than (x) any one or more of (I) the condition set forth in Section 6.01(b), (II) the condition set forth in Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) and (III) the condition set forth in Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws), and (y) any other conditions which by their nature are to be satisfied at the Closing (but provided that such conditions would be capable of being satisfied if Closing were to take place on the date of such termination).

ARTICLE VI

Conditions to the Merger

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act either shall have expired or early termination thereof shall have been granted, and no voluntary agreement between Parent, Merger Sub or the Company and any Governmental Authority not to consummate the Merger shall be in effect.

(c) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction, nor any applicable Law (collectively, “Restraints”), shall be in effect enjoining, making illegal or otherwise prohibiting consummation of the Merger.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) and the first sentence of Section 3.02(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) set forth in the first sentence of Section 3.01, Section 3.03(a), Section 3.03(b), Section 3.15, Section 3.21 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.06(b) shall be true and correct in all respects as of the date of this Agreement, and (iv) set forth in the Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the Closing under this Agreement.

(c) Company Material Adverse Effect Condition. Since the date of the Agreement there shall have been no effect, change, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect that is continuing as of the Closing Date.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

(e) Actions. There shall be no Action pending that has been instituted by a Governmental Authority of competent jurisdiction seeking any Judgment (i) to prevent, prohibit or make illegal the consummation of the Merger, or (ii) prohibit or materially limit Parent’s ability to own, control, direct, manage or operate the Company.

SECTION 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them prior to the Closing under this Agreement.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was principally caused by the failure of such party to perform in all material respects its obligations under this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing).

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or prior to November 8, 2021 (as such date may be extended pursuant to the immediately succeeding provisos, the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Section 6.01(b), Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) or Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws) shall not have been satisfied or waived but all other conditions in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then Parent, upon written notice to the Company prior to November 8, 2021 (such notice, the “First Extension Notice”), shall be entitled, in its sole discretion, to extend the Outside Date to February 8, 2022 and such date shall become the Outside Date for purposes of this Agreement; provided further that if the Outside Date shall have been extended pursuant to the preceding proviso and on the Outside Date (as so extended) any of the conditions set forth in Section 6.01(b), Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) or Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws) shall not have been satisfied or waived but all other conditions in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then Parent, upon written notice to the Company prior to February 8, 2022 (such notice, the “Second Extension Notice”), shall be entitled, in its sole discretion, to further extend the Outside Date to May 8, 2022 and such date shall become the Outside Date for purposes of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party hereto if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of the events specified in this Section 7.01(b)(i) (or if such events resulted principally from such breach or failure) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(ii) if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party hereto if the breach by such party of its obligations under Section 5.03 of this Agreement has been a principal cause of the issuance or entry of such Restraint (or if the issuance or entry of such Restraint resulted principally from such breach) or if such party has failed to use the required efforts to prevent the issuance or entry of and to remove such Restraint in accordance with its obligations set forth in Section 5.03 of this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(iii) if the Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval shall not have been obtained; or

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, the Company shall not have cured the breach or failure to perform within 30 calendar days (but in no event later than the Outside Date) following receipt by the Company of written notice of such breach or failure to perform from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the Board of Directors of the Company or a committee thereof shall have made an Adverse Recommendation Change; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (y) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, Parent and Merger Sub shall not have cured the breach or failure to perform within 30 calendar days (but in no event later than the Outside Date) following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Stockholder Approval, in connection with entering into a Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.02(d)(II); provided that (x) prior to or concurrently with such termination (and as a condition to such termination) the Company pays the Company Termination Fee due under Section 7.03(a) and (y) such Superior Proposal did not result from a material breach of Section 5.02 with respect to such Superior Proposal and any Takeover Proposal that was a precursor thereto.

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.10, 5.14(d), 7.02 and

7.03, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a Willful and Material Breach of this Agreement or Actual Fraud.

SECTION 7.03. Termination Fees. (a) In the event that:

(i) (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii), (B) a bona fide Takeover Proposal shall have been publicly made, publicly proposed or otherwise publicly communicated to the Company or shall have otherwise become publicly known after the date of this Agreement (x) in the case of a termination pursuant to Section 7.01(b)(i), prior to the date of such termination or (y) in the case of a termination pursuant to Section 7.01(b)(iii), prior to the date of the Stockholders Meeting, and (C) within twelve months of the date this Agreement is so terminated, the Company (1) enters into a Company Acquisition Agreement with any Person or Persons with respect to any Takeover Proposal or (2) consummates any Takeover Proposal; provided that (I) for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”, and (II) for clarity, for purposes of clause (C) of this Section 7.03(a)(i), a confidentiality agreement or nondisclosure agreement shall not constitute a “Company Acquisition Agreement”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same day funds (x) in the case of Section 7.03(a)(ii)(A), within two business days after such termination, (y) in the case of Section 7.03(a)(ii)(B), prior to or concurrently with such termination or (z) in the case of Section 7.03(a)(i), within two business days after the entry into the Company Acquisition Agreement referred to in clause (C)(1) thereof or the consummation of the Takeover Proposal referred to in clause (C)(2) thereof, as applicable; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $18,625,000.

(b) If (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.01(b)(i), or (B) by the Company or Parent pursuant to Section 7.01(b)(ii), where such termination pursuant to Section 7.01(b)(ii) is based on a Restraint arising under Antitrust Laws, and (ii) at the time of such termination, all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived, other than (A) any one or more of (x) the condition set forth in Section 6.01(b), (y) the condition set forth in Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) and (z) the condition set forth in Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws), and (B) any other conditions which by their nature are to be satisfied at the Closing (but provided that such conditions would be capable of being satisfied if the Closing were to take place on the date of such termination), then Parent shall pay or cause to be paid to the Company or its designee the Reverse Termination Fee by wire transfer of same day funds no later than two business days after such termination; it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion; provided that the Company shall not be entitled to receive the Reverse Termination Fee if the Company’s breach of its obligations under this Agreement shall have been the principal cause of (x) in the case of a termination pursuant to Section 7.01(b)(i), the failure of the conditions described in clause (ii)(A) of this Section 7.03(b) to be satisfied (to the extent not waived) by the Outside Date, or (y) in the case of a termination pursuant to Section 7.01(b)(ii), the issuance or entry of (or failure to remove) the Restraint upon which such termination is based. As used herein, “Reverse Termination Fee” shall mean a cash amount equal to (I) $15,000,000, plus (II) if the Outside Date is extended pursuant to the first proviso in Section 7.01(b)(i), $2,500,000, plus (III) if the Outside Date is extended pursuant to the second proviso in Section 7.01(b)(i), $2,500,000, minus (IV) the aggregate amount of Additional Payments actually paid to the Company pursuant to Section 5.14.

(c) The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly,

(i) if the Company fails promptly to pay the Company Termination Fee (or any portion thereof) due to Parent pursuant to this Section 7.03, the Company shall also pay the reasonable and documented costs and expenses incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for the Company Termination Fee (or such unpaid portion thereof, as applicable), together with interest on the Company Termination Fee (or such unpaid portion thereof, as applicable) at the publicly announced prime rate of Citibank, N.A. from the date the Company Termination Fee was required to be paid to the payment date and

(ii) if Parent fails promptly to pay the Reverse Termination Fee (or any portion thereof) due to the Company pursuant to this Section 7.03, Parent shall also pay the reasonable and documented costs and expenses incurred by the Company in connection with a legal action to enforce this Agreement that results in a judgment against Parent for the Reverse Termination Fee (or such unpaid portion thereof, as applicable), together with interest on the Reverse Termination Fee (or such unpaid portion thereof, as applicable) at the publicly announced prime rate of Citibank, N.A. from the date the Reverse Termination Fee was required to be paid to the payment date.

(d) In the event the Company Termination Fee is paid to Parent in circumstances in which such fee is payable pursuant to Section 7.03(a), payment of the Company Termination Fee (and any costs, expenses and interest payable by the Company to Parent and Merger Sub pursuant to Section 7.03(c)(i)) and any Termination Payment due to Parent pursuant to Section 5.14(d) shall be the sole and exclusive monetary damages remedy of Parent, Merger

Sub and their respective Subsidiaries and any of the respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates of the foregoing (collectively, the “Parent Related Parties”) against the Company and any of its former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any losses or damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than (i) any liability arising under Section 7.03(c)(i) for costs, expenses and interest payable by the Company to Parent and Merger Sub pursuant to Section 7.03(c)(i), and (ii) any liability arising under Section 5.14(d) for any Termination Payment payable by the Company to Parent pursuant thereto); provided that nothing in this Section 7.03 shall relieve the Company or any other Company Related Party from liability for damages arising from a Willful and Material Breach of this Agreement or from Actual Fraud.

(e) In the event the Reverse Termination Fee is paid to the Company in circumstances in which such fee is payable pursuant to Section 7.03(a), payment of the Reverse Termination Fee (and any costs, expenses and interest payable by Parent to the Company pursuant to Section 7.03(c)(ii)) shall be the sole and exclusive monetary damages remedy of the Company Related Parties against the Parent Related Parties for any losses or damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Reverse Termination Fee none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than any liability arising under Section 7.03(c)(ii) for costs, expenses and interest payable by Parent to the Company pursuant to Section 7.03(c)(ii)). Each party acknowledges that the Reverse Termination Fee is not a penalty, but rather constitutes liquidated damages and is a reasonable amount that will compensate the Company in the circumstances in which the Reverse Termination Fee is due for the efforts and resources expended, and the opportunities forgone, while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding the foregoing, nothing in this Section 7.03 shall relieve Parent or any other Parent Related Party from liability for damages arising from a Willful and Material Breach of this Agreement or from Actual Fraud.

ARTICLE VIII

Miscellaneous

SECTION 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that after receipt of the Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules of the NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

SECTION 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent, the Company and Merger Sub may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Stockholder Approval, there shall be no waiver or extension of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the stockholders of the Company without such approval. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that each of Parent and Merger Sub may assign this Agreement or its rights, interests and obligations hereunder to its Affiliates. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 8.06. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and all exhibits, annexes and schedules referred to herein, together with the Confidentiality Agreement and the Support Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Company Stock Options, Company Warrants, Company Restricted Shares and Company Restricted Stock Unit Awards to receive such amounts as provided for in Section 2.03, and (iii) if the Effective Time occurs, the rights of the Indemnitees and their respective heirs and representatives set forth in Section 5.06 of this Agreement.

SECTION 8.07. Governing Law; Jurisdiction. (a) This Agreement, the Transactions, and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating in any way to this Agreement and the Transactions, including but not limited to the formation and interpretation of this Agreement, whether sounding in contract, tort, statute or otherwise, shall be heard and determined exclusively in the state or federal courts within the State of Delaware, and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as otherwise provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement, and consents to such courts’ exercise of personal jurisdiction over such party. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Subject to the following sentence, the parties acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, by facsimile (which is confirmed), by email (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

If to Parent or Merger Sub, to it at:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Attention: Vice Chairman, External Affairs and Chief Legal Officer

Facsimile: (847) 935-3294

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Eric L. Schiele, P.C.

Maggie D. Flores

Facsimile: (212) 446-6460

E-mail: eric.schiele@kirkland.com

maggie.flores@kirkland.com

If to the Company, to it at:

Soliton, Inc.

5304 Ashbrook Drive

Houston, Texas 77081

Attention: Brad Hauser, Chief Executive Officer and President

E-mail: bhauser@soliton.com

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Joseph E. Gilligan

Leslie B. Reese

Facsimile: (202) 637-5910

E-mail: joseph.gilligan@hoganlovells.com

leslie.reese@hoganlovells.com

and

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attention: Charles D. Vaughn

Aileen L. Nagy

Facsimile: (404) 322-6050

E-mail: charles.vaughn@nelsonmullins.com

allie.nagy@nelsonmullins.com

or such other address, e-mail address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12.    Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, or (y) any confidentiality agreement entered into prior to the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that any such confidentiality agreement need not prohibit the making of a private Takeover Proposal to the Board of Directors of the Company or otherwise contain any standstill or similar provision that would have the effect of prohibiting the making of a private proposal to the Company; provided that in no event shall an Acceptable Confidentiality Agreement include provisions that prohibit the Company from complying with its obligations under Section 5.02(c).

“Actual Fraud” means a knowing and intentional misrepresentation with respect to a representation or warranty in this Agreement, that was made with the intention to deceive or mislead another Person, upon which such other Person reasonably relied. “Actual Fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or similar theory.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, or money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and the Bank Secrecy Act, as amended by the USA PATRIOT Act.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Pub. L. 116-136), and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), as applicable, and, in each case, together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended as of the date of this Agreement.

“Company Employee/Contractor” means any current or former employee, consultant or contractor employed or otherwise engaged by the Company prior to the Closing Date.

“Company Financial Advisor” means Guggenheim Securities, LLC.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Licensor” means any Person who grants to the Company an exclusive license (including any sublicense) or other exclusive right under any Intellectual Property pursuant to a valid and enforceable written license agreement.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

“Company Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) stock option, stock purchase, stock appreciation right or other equity or equity-based plan, program, policy, contract, agreement or other arrangement, (iii) employment, individual consulting, severance, termination, retention. change in control or other similar agreement or (iv) other benefit or compensation plan, policy, program, practice, arrangement, contract, promise or agreement, whether written or unwritten, including bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, retention, change in control, pension, hospitalization, medical, dental or vision benefits, life insurance, death benefit, sick pay, disability benefit, educational assistance, holiday pay, housing assistance, moving expense reimbursement, or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed or required to be contributed to by the Company, or under or with respect to which the Company has or would reasonably be expected to have any current or contingent liability or obligation.

“Company Product” means all products or product candidates that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company and all products or product candidates, if any, with respect to which the Company has royalty rights.

“Company Regulatory Agency” means any Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, labeling, storage, distribution, marketing, sale, pricing, import or export of any of the Company Products.

“Company Restricted Share” means each award of Company Common Stock that is subject to vesting and/or forfeiture conditions, whether granted under a Company Stock Plan or otherwise.

“Company Restricted Stock Unit Award” means each award of Company common restricted stock units that is subject to vesting and/or forfeiture conditions, whether granted under a Company Stock Plan or otherwise.

“Company Stock Option” means each option to purchase shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

“Company Stock Plan” means the Soliton, Inc. 2018 Stock Plan, as amended.

“Company Systems” means the computer systems, including the software, firmware and hardware, in each case that is owned, leased or licensed by the Company in the conduct of its business.

“Company Warrant” means each warrant to purchase shares of Company Common Stock.

“Covered Rights” means the right to research, develop, manufacture, have manufactured, supply, test, distribute, market, promote, license, offer for sale, sell, import, export, commercialize and otherwise exploit any product of the Company in any jurisdiction.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Act.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any PII, all applicable (i) Laws, (ii) written policies (including privacy policies) and written notices of the Company and (iii) contractual requirements to which the Company is subject.

“Data Room” means the online data room titled “Project Spark” located at https://services.intralinks.com/login/.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase, license or lease or otherwise acquire any right, title or interest, right of first refusal or offer or other contingent right, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Families First Act” means the Families First Coronavirus Response Act, (Pub. L. No. 116-127), as amended, and the guidance, rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Food, Drug and Cosmetic Act of 1938 and FDA’s implementing regulations.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public international organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public international organization.

“Governmental Authority” means any government, court, regulatory or administrative agency, department, commission, arbitrator, arbitral body (public or private), mediator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization) or political subdivision thereof, whether federal, state or local, domestic, foreign or multinational, or any multinational organization or authority.

“Healthcare Laws” means any healthcare Law applicable to the design, manufacture, marketing, sale or reimbursement of the Company Products or any services offered by the Company, including: (i) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and any other foreign, federal or state governmental healthcare programs; (ii) all Laws related to fraud and abuse, false claims and kickbacks, including the Federal anti-kickback Law (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (iv) the Exclusion Laws (42 U.S.C. § 1320a-7); (v) Laws governing the privacy, security, transmission or protection of health care information belonging to individuals or entities, including HIPAA; and (vi) the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.

“Healthcare Permits” means any and all permits, letters of non-reviewability, enrolments, certificates of need, consents, supplier or provider numbers, operating authority, and/or any other permissions which are material to or legally required for the operation of the business of the Company as currently conducted or in connection with the Company’s ability to own, lease, operate or manage any of its property or assets, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) all obligations of any Person evidenced by debt securities, bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (iv) all obligations under capital leases to the extent required to be capitalized under GAAP, (v) all items constituting indebtedness as determined in accordance with GAAP, (vi) all obligations under any currency, interest rate or other swap or hedge agreement or any other hedging arrangement, (vii) all obligations with respect to deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business), (viii) warrants or other rights to acquire any debt securities, and (ix) any guarantee of any such Indebtedness described in the foregoing clauses (i) through (viii).

“Intellectual Property” or “IP” means any and all of the following in any jurisdiction throughout the world and all rights associated therewith: (i) patents, patent applications, patent disclosures, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, extensions, reissues and reexaminations and counterparts thereof) (collectively, “Patents”); (ii) trademarks and service marks, trade dress, logos, slogans, Internet domain names, corporate names, doing business designations, and all other indicia of origin, and all registrations, applications for registration and renewals of the foregoing, and all goodwill associated with the foregoing, and all social media accounts and addresses and other identifiers associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship (whether or not copyrightable), copyrights and registrations, applications for registration, and renewals thereof, including moral rights of authors and all designs, data, databases and database rights; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) data, results, and information of any type whatsoever, whether tangible or intangible and regardless of the form or medium, including any know-how, trade secrets, expertise, knowledge, practices, techniques, methods, processes, protocols, designs, invention disclosures, inventions (whether or not patentable or reduced to practice), improvements, discoveries, developments, unpublished patent applications, specifications, formulations, formulae, assays, screens, software, algorithms, models, databases, manufacturing and control (CMC) information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), screening, analytical and quality control data, results or descriptions, studies, development, manufacturing and distribution costs, information contained in submissions to and information from regulatory authorities, and marketing and other reports; (vi) software (including source code, executable code, systems, network tools, data, databases, applications, firmware and all related documentation); (vii) all proprietary rights and all other intellectual property and all rights associated therewith in any jurisdiction; and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IP Registrations” means Patents, registered Trademarks, registered copyrights and designs, mask work registrations, Internet domain name registrations and applications for any Patents or other registrations for any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter after having made reasonable inquiry of those employees of the Company primarily responsible for, or who would otherwise be expected to know about, such matters and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 8.12 of the Parent Disclosure Letter after having made reasonable inquiry of those employees of Parent and its Subsidiaries primarily responsible for, or who would otherwise be expected to know about, such matters.

“Licensor Employee/Contractor” means any current or former employee, consultant or contractor employed or otherwise engaged by any Company Licensor.

“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.

“Material Adverse Effect” means any effect, change, event, fact, circumstance, development or occurrence that (a) has a material adverse effect on the business, results of operations, assets or financial condition of the Company or (b) would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions or the performance by the Company in all material respects of its obligations under this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect, and none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clause (a): any effect, change, event, development or occurrence to the extent resulting from or arising in connection with (A) (1) general conditions (or changes therein) in the industry in which the Company operates, (2) business, economic or political conditions (or changes therein) in the United States or elsewhere in the world or (3) general conditions (or changes therein) in the credit, financial, banking, currency or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, (B) (1) changes in Law or in GAAP or other accounting standards after the date hereof, (2) acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism (including cyberterrorism), or any escalation or worsening of any such acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism, or (3) volcanoes, tsunamis, pandemics (including COVID-19 and its impact on the supply chain of the Company Products), epidemics, disease outbreaks, earthquakes, hurricanes, tornados, floods or other natural disasters, (C) (1) any decline in the market price, or change in trading volume, of the capital stock of the Company or (2) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (C) (1) and (2) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is, or would reasonably be expected to be, a Material Adverse Effect), (D) the negotiation, execution, announcement or performance of this Agreement or the announcement, pendency or performance of any of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship and which resulted directly and solely from the announcement of this Agreement or the pendency of this Agreement, any stockholder (direct or derivative) Action in respect of this Agreement or any of the Transactions(it being understood that this clause (D) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement), or (E) (1) any action taken by the Company at Parent’s written request or that is expressly required by this Agreement or (2) the failure by the Company to take any action if that action is prohibited by this Agreement (and for which Parent has declined to consent); provided further, however, that any effect, change, event, fact, circumstance, development or occurrence referred to in clause (A) or clauses (B)(1) or (3) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, fact, circumstance, change, event, development or occurrence has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Company as compared to other similarly situated companies in the industry in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NASDAQ” means The NASDAQ Stock Market LLC.

“Parent Material Adverse Effect” means any effect, change, event, fact, circumstance, development or occurrence that, individually or in the aggregate, would reasonably prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of any of the Transactions.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances of record incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company thereon and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business which are not due and payable and which shall be paid in full and released at Closing, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) non-exclusive licenses of Intellectual Property granted to customers or distributors of the Company in the ordinary course of business, (vi) Liens discharged at or prior to the Effective Time and (vii) such other Liens, Encumbrances or defects or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance, defect or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“PHSA” means the United States Public Health Service Act, and FDA’s implementing regulations.

“PII” means any (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device (including any patient medical records), and (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “personal information”, or a similar term under applicable Law.

“Regulatory Authorizations” means authorizations (i) under the FDCA or the PHSA, including premarket notifications, premarket authorizations and investigational device exemptions under the FDCA, and (ii) of any applicable Company Regulatory Agency necessary for the lawful operation of the businesses of Company.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representatives” means, with respect to any Person, its and its Subsidiaries’ and Affiliates’ directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, and other representatives (acting in such capacity) retained by or acting on behalf of such Person.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the U.S. Department of Commerce’s Denied Persons, Entity and Unverified Lists, the EU Consolidated List, the UN Security Council Consolidated List, and Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom.

“Security Incident” means any incident in which PII in the Company’s control, or the Company’s confidential information was accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any and all U.S. federal, state, local or non-U.S. (including provincial and territorial) taxes, fees, levies, duties, tariffs, imposts, and other similar charges in the nature of a tax imposed by any Governmental Authority (whether disputed or not), including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, capital stock, payroll, severance, employment, social security (or similar), workers’ compensation, unemployment compensation, alternative or base erosion minimum, commercial rent, net worth, excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; and customs’ duties, tariffs, and similar charges or assessments in the nature of a tax, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means returns, reports, claims for refund, declarations, Tax election, estimates, vouchers, statements (including information returns) or other documents, including any schedule, form or attachment thereto or any amendment thereof, with respect to Taxes (including the determination, assessment, reporting, withholding, collection or payment of any Taxes), filed or required to be filed with any Governmental Authority.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Support Agreements, including the Merger.

“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code.

“Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act (or, in the case of an omission, failure to take such act) would cause or constitute such material breach, regardless of whether breaching was the object of the act or failure to act.

The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Action	Section 3.07
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Announcement	Section 5.04
Appraisal Shares	Section 2.07(a)
Balance Sheet Date	Section 3.05(c)
Board Recommendation	Section 5.11(d)
Bankruptcy and Equity Exceptions	Section 3.03(a)
Book Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02(a)
CBA	Section 3.17(a)(viii)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.06(b)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company 401(k) Plan	Section 5.08(b)
Company Acquisition Agreement	Section 5.02(d)
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company IP	Section 3.13(b)
Company Registrations	Section 3.13(a)
Company Related Parties	Section 7.03(d)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Termination Fee	Section 7.03(a)(ii)
Confidentiality Agreement	Section 5.05
Continuing Employee	Section 5.08(a)
Contract	Section 3.03(c)

Terms Not Defined in this Section 8.12	Section
DGCL	Recitals
DOJ	Section 5.03(c)
Effective Time	Section 1.03
Employee/Contractor IP Agreement	Section 3.13(f)
Environmental Laws	Section 3.12
Exchange Act	Section 3.04
Exchange Fund	Section 2.02(a)
Filed SEC Documents	Article III
FTC	Section 5.03(c)
Indemnitee	Section 5.06(a)
Interested Party Transaction	Section 3.25
Judgment	Section 3.07
Laws	Section 3.08
Material Contract	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Related Parties	Section 7.03(d)
Paying Agent	Section 2.02(a)
Permits	Section 3.08
Premium Cap	Section 5.06(c)
Proxy Statement	Section 3.04
Restraints	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.05(a)
Secretary of State	Section 1.03
Securities Act	Section 3.05(a)
Specified Arrangements	Section 5.08(a)
Stockholder Approval	Section 3.21
Stockholders Meeting	Section 5.11(b)
Superior Proposal	Section 5.02(i)
Support Agreement	Recitals
Surviving Corporation	Section 1.01
Takeover Law	Section 3.15(b)
Takeover Proposal	Section 5.02(h)
Trade Controls	Section 3.19(b)

SECTION 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14. Performance of Merger Sub. Parent hereby agrees to cause Merger Sub to comply with all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation. Immediately following the execution and delivery of this Agreement, Parent hereby agrees to execute and deliver a written consent duly adopting this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with Section 228 of the DGCL.

SECTION 8.15. Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents posted to the Data Room by or on behalf of the Company on or prior to 11:59 pm New York City time on May 7, 2021. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, Law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, Law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or statutes) by succession of comparable successor statutes and any rules, guidelines or regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ABBVIE INC.,

By	/s/ Henry Gosebruch
Name: Henry Gosebruch
Title: Executive Vice President, Chief Strategy Officer

SCOUT MERGER SUB, INC.,

By	/s/ Robert A. Michael
Name: Robert A. Michael
Title: President

SOLITON, INC.,

By	/s/ Brad Hauser
Name: Brad Hauser
Title: President and CEO

Exhibit A

Surviving Corporation Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOLITON, INC.

SOLITON, INC. (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.

The Certificate of Incorporation of the Corporation was filed on March 27, 2012. An Amended and Restated Certificate of Incorporation was filed on February 17, 2014. An Amended and Restated Certificate of Incorporation was filed on November 19, 2014. An Amended and Restated Certificate of Incorporation was filed on February 19, 2019 (the “Amended Certificate of Incorporation”).

2.

This Amended and Restated Certificate of Incorporation of the Corporation (this “Amended and Restated Certificate of Incorporation”) is hereby adopted in accordance with Sections 242 and 245 of the DGCL and duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and amends and restates the Amended Certificate of Incorporation in its entirety to read as follows:

ARTICLE ONE

The name of the corporation is Soliton, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 3411 Silverside Road Tatnall Building, #104, Wilmington, Delaware 19810. The name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.001 per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), except as may be otherwise provided in the Bylaws.

ARTICLE SIX

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (a “Required Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent allowed under the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Required Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted under DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith.

In addition to the indemnification provided pursuant to Article Six above, the Corporation is authorized and empowered, but not required, to indemnify and or to agree to indemnify, to the fullest extent permitted by Delaware law, any person that is or was an agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was an agent or employee of the Corporation (a “Permitted Indemnitee,” and any Permitted Indemnitee or Required Indemnitee may be referred to as an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity or in any other capacity while serving as an employee or agent if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any Proceeding by judgment order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and further with respect to any criminal action proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

2

The Corporation is authorized and empowered, but not required, to advance Costs (as defined below), or to agree to advance Costs to any person (an “Advancee”) who is or was an officer, director, agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Any such advancement of Costs may be referred to as an (“Advancement of Expenses”). For purposes of this Article Six, (“Costs”) shall mean the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition to the extent permitted under the DGCL, provided, however, that, if the DGCL requires, Costs incurred by any person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Advancee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal, that such Advancee is not entitled to be indemnified for such expenses under this Article 6 or otherwise.

To the extent authorized from time to time by the board of directors, the Corporation may enter into contracts providing for indemnification and Advancement of Expenses, or otherwise grant rights to indemnification and Advancement of Expenses to any employee or agent of the Corporation to the fullest extent permitted under Delaware law.

The rights to indemnification and Advancement of Expenses conferred in, or pursuant to, Article Six shall be contract rights and such rights shall continue as to an Indemnitee or Advancee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

The rights to indemnification and to the Advancement of Expenses conferred in this Article Six shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, the Bylaws, an agreement, a vote of the stockholders or of the disinterested directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

3

ARTICLE NINE

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

*    *    *    *

[Remainder of page intentionally left blank. Signature page follows.]

4

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be made, executed and acknowledged by its duly authorized officer this ______ day of _____, 2021.

SOLITON, INC.

By:

Name:
Title:

[Signature Page to A&R Certificate of Incorporation]